FILED PURSUANT TO RULE 424(B)(3)
                                                          FILE NUMBER: 333-77055

                                     SUPPLEMENT  NO. 5 DATED  MARCH 31, 2000 AND
                                     SUPPLEMENT NO. 6  DATED MAY  31, 2000 TO BE
                                     USED WITH PROSPECTUS  DATED  AUGUST 3, 1999


                             STICKER SUPPLEMENT TO
                   SUPPLEMENT NO. 5 DATED MARCH 21, 2000 AND
                      SUPPLEMENT NO. 6 DATED MAY 31, 2000


             SUPPLEMENT NO. 5 TO BE USED WITH SUPPLEMENT NO. 6 AND
                        PROSPECTUS DATED AUGUST 3, 1999


SUMMARY  OF  SUPPLEMENTS  TO  PROSPECTUS  (SEE  THE  SUPPLEMENTS  FOR ADDITIONAL
                                 INFORMATION)


Supplement No. 5 dated March 21, 2000 (incorporating and replacing all prior Supplements in use, No. 1 though 4):

     (1) Reports on our purchase, either directly or through a subsidiary, of eleven extended-stay hotels for an aggregate purchase price of $91,426,000

     (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $68,569,500, secured by the properties and having maturity dates of October 1, 2000, December 1, 2000 and January 1, 2001

     (3) Reports on the manner in which the hotels are being leased, operated and managed, including a summary of the material contracts affecting these matters

     (4) Provides certain other information about us and the hotels we have purchased

Supplement No. 6 dated May 31, 2000:

     (1) Reports on our purchase, through a subsidiary, of a long-term leasehold interest in an extended-stay hotel for a purchase price of $15,489,000

     (2) Reports on the short-term financing of 75% of the purchase price, or $11,616,750, secured by the property and having a maturity date of April 28, 2001

     (3) Reports on the manner in which the hotel is being leased, operated and managed, including a summary of the material contracts affecting these matters

     (4)  Provides certain other information about us and the hotel

     As of August 23, 1999, we had closed on the sale of 1,666,666.67 of our common shares at a price of $9 per share, representing completion of the minimum offering. As of May 19, 2000, we had closed on the sale of 2,862,737 of our common shares at a price of $10 per share. These sales, when combined, represent gross proceeds of $43,627,370 and proceeds net of selling commissions and marketing expenses of $39,264,633. We are continuing the offering at $10 per share in accordance with the prospectus.

     We have paid a total real estate commission of $2,138,300, representing 2% of the aggregate purchase price for all of our hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.